Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Kimco Realty Corporation, having its principal offices at 3333 New Hyde Park Road, New Hyde Park, New York 11042 (“Kimco”) and Barbara Pooley, who resides at 721 Govenor Morrison Street, Unit 505, Charlotte, North Carolina 28211 and 240 East 39th Street, #44C, New York, New York 10016, agree that:

1.

Termination Date.  Ms. Pooley’s last day of employment with Kimco is January 13, 2012 (the “Termination Date”).

2.

Consideration.  In consideration for Ms. Pooley’s execution and non-revocation of this Agreement and General Release (“Agreement”) and her full compliance with the promises and obligations contained in this Agreement (specifically including, but not limited to the obligations set forth in Paragraphs 6, 8 and 9 set forth below), Kimco agrees:

a.

to pay Ms. Pooley $1,400,000.00, less lawful deductions, ratably over twenty-four (24) months, in accordance with Kimco’s customary, bi-weekly payroll practices, with installment payments (the “Installment Payments”) beginning on the Termination Date and ending on the second anniversary of the Termination Date, provided however that the first installment payment shall be made on the first scheduled payroll date occurring on or after the 60th day following the Termination Date (the “First Payment Date”).  The parties agree that installment payments Ms. Pooley would have received between the Termination Date and the First Payment Date pursuant to Kimco’s customary, bi-weekly payroll practices will be paid to her in one (1) lump sum within ten (10) business days following the First Payment Date provided that, for purposes of Code Section 409A (as defined below) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive these payments in the form of Installment Payments shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment;

b.

to pay Ms. Pooley $350,000.00, less lawful deductions, ratably over six (6) months, in accordance with Kimco’s customary, bi-weekly payroll practices, commencing on the first regularly scheduled payroll date following the date that the final installment payment is made as set forth under Section 2(a) above;

c.

to pay Ms. Pooley the amount of $115,000.00, less lawful deductions, which is an amount equal to the remainder of her discretionary 2011 Performance Bonus (“2011 Performance Bonus”).  The 2011 Performance Bonus will be paid to Ms. Pooley in one lump sum, less lawful deductions, on or before March 15, 2012;

d.

if Ms. Pooley properly and timely elects to continue medical, dental and/or vision coverage under Kimco’s group health plan in accordance with the continuation requirements of COBRA, Kimco shall pay for the cost of the premium for such coverage beginning on the last day of employment and ending on July 31, 2013 (provided Ms. Pooley executes this Agreement, remains eligible for COBRA coverage continuation and is not eligible to participate in a group health insurance plan available through another employer).  Thereafter, Ms. Pooley shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at her own expense;

e.

that Ms. Pooley’s unvested stock options and restricted stock awards (but not unvested performance shares, performance awards or other awards other than stock options and restricted stock awards) shall become vested as of the date immediately following the date this Agreement becomes irrevocable in accordance with its terms (the “Vesting  Date”) and all of Ms. Pooley’s vested and outstanding options as of the Vesting Date shall remain exercisable following the Vesting Date until the expiration of the applicable option term), as recommended by the CEO for approval by the Executive Compensation Committee of the Board of Kimco (the “Committee”).  A list of all outstanding stock options and restricted stock granted to Ms. Pooley is attached hereto as Exhibit A;

f.

that Ms. Pooley shall be awarded the shares of restricted stock that she otherwise would have been awarded pursuant to the Performance Share Award Grant Notice dated February 17, 2011 (the “Notice”), at the time such restricted stock would have been awarded under the Notice had she remained employed through the Payment Date (as defined in the Notice), subject to the satisfaction of any performance conditions applicable to such award, and such shares of restricted stock shall become vested as of the Payment Date (as defined in the Notice or as of the date actually awarded, if later), subject to the approval of the Committee;

g.

to reimburse Ms. Pooley for three (3) months of housing expenses (i.e. February 2012, March 2012 and April 2012) relating to her New York City Apartment (as specified in the opening paragraph) in an amount not to exceed $25,000 in total.  Said amount shall be paid to Ms. Pooley monthly on a pro-rated basis not to exceed $8,333.00 per month following her execution of this Agreement and presentation of paid receipt.  The parties affirm that the aggregate three-month reimbursement shall not exceed $25,000.00;

h.

to arrange for Ms. Pooley to receive reasonable moving expenses through a vendor approved by Kimco, provided that such services will in no event be provided beyond December 31, 2013.  The parties agree that Ms. Pooley shall be the contracting party for these reasonable relocation services, and that Kimco shall reimburse Ms. Pooley for these expenses upon presentation of paid receipts; and,

i.

to pay to Ms. Pooley the value of any unused paid time off accrued as of her last day of employment.

3.

No Consideration Absent Execution of This Agreement.  Ms. Pooley understands and agrees that, in accordance with Paragraph 3.03 of the Kimco Realty Corporation Severance Plan (“the Plan”), a copy of which is attached hereto as Exhibit B, she would not receive the monies and/or benefits specified in Paragraph 2(a), (c) and (d) above, except for her execution of this Agreement and the fulfillment of the promises contained herein.  Moreover, Ms. Pooley further affirms that (i) the payments and benefits provided under this Agreement are the only such severance payments and benefits that Ms. Pooley will be entitled to receive in connection with her termination, (ii) the consideration set forth in Paragraphs 2(b), (e), (f), (g) and (h) are in excess of that set forth in the Plan, and (iii) she will have no other rights to severance payments or benefits (including, without limitation, under the Plan) following her execution and non-revocation of this Agreement).

4.

General Release of Claims.  Ms. Pooley (her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as  “Employee”) knowingly and voluntarily releases and forever discharges Kimco, its owners, affiliates, subsidiaries, divisions, insurers, attorneys, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, whether known and unknown, Employee has or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•

Title VII of the Civil Rights Act of 1964;

•

The National Labor Relations Act;

•

The Civil Rights Act of 1991;

•

Sections 1981 through 1988 of Title 42 of the United States Code;

•

The Employee Retirement Income Security Act of 1974;

•

The Immigration Reform and Control Act;

•

The Sarbanes-Oxley Act of 2002;

•

The Americans with Disabilities Act of 1990;

•

The Equal Pay Act;

•

The Family and Medical Leave Act;

•

The Age Discrimination in Employment Act of 1967;

•

The Workers Adjustment and Retraining Notification Act;

•

The Occupational Safety and Health Act;

•

The Fair Credit Reporting Act;

•

The New York State Executive Law (including its Human Rights Law);

•

The New York State Labor Law;

•

The New York wage and wage–hour laws;

•

The New York City Administrative Code (including its Human Rights Law);

•

The North Carolina Equal Employment Practices Act;

•

The North Carolina Parental Leave for School Involvement;

•

The North Carolina Smokers’ Rights Law;

•

The North Carolina Persons With Disabilities Protection Act;

•

The North Carolina Communicable Disease Law;

•

The North Carolina Genetic Testing Law;

•

The North Carolina Retaliatory Employment Discrimination Law;

•

The North Carolina Occupational Safety and Health Act;

•

The North Carolina wage and wage–hour laws;

•

Any other federal, state or local civil, human rights, bias, whistleblower, discrimination, retaliation, compensation, employment, labor or other local, state or federal law, regulation or ordinance;

•

Any amendments to the foregoing laws;

•

Any benefit, payroll or other plan, policy or program;

•

Any public policy, contract, third-party beneficiary, tort or common law claim; or,

•

Any claim for costs, fees, or other expenses including attorneys’ fees.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer is a party.

5.

Acknowledgments and Affirmations.

a.

Employee affirms that she has not filed, caused to be filed, or presently is a party to any claim against Employer.

b.

Employee affirms that she has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which Employee may be entitled.  Employee affirms that she has been granted any leave to which she was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.  Employee affirms that all of Kimco’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

c.

Employee affirms that she has no known workplace injuries or occupational diseases.

d.

Employee affirms that she has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

e.

Employee further affirms that she has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.  Both Employer and Employee acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.  If any federal, state or local governmental agency requests that Ms. Pooley participate in any such investigative proceeding, Ms. Pooley shall provide written notice to Leah Landro, Vice President, Human Resources, or her successor, no later than five (5) business days prior to any requested or required participation.

f.

Employee affirms that she is not a Medicare or Medicaid beneficiary as of the date of this Agreement and, therefore, no conditional payments have been made by Medicare or Medicaid.

6.

Non-Disparagement.

a.

Employee covenants and agrees she will not hereafter engage in conduct that involves the making or publishing of written or oral statements or remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Employer.

b.

Likewise, Kimco affirms that its corporate officers will not hereafter engage in conduct that involves the making or publishing of written or oral statements or remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to Ms. Pooley.

7.

Confidentiality and Return of Property.

a.

As of the issuance of this Agreement (i.e., January 13, 2012), Employee agrees not to disclose information regarding the negotiation of this Agreement, except to Employee’s financial advisor, tax advisor, and/or attorneys with whom Employee chooses to consult regarding Employee’s consideration of this Agreement.

b.

Employee affirms that, except for the Kimco-issued IPad which Kimco shall permit Employee to maintain possession of, Employee has returned all of Kimco’s property, documents, and/or any confidential information in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Kimco’s premises and that Kimco is not in possession of any of Employee’s property.

8.

Preservation of Confidential Information.  Employee shall not use or disclose to any individual or entity any Confidential Information (as defined below) except as authorized in writing by Employer or as required by law or legal process; provided that prior written notice of such required disclosure is provided to Kimco and that all reasonable efforts to preserve the confidentiality of such information shall be made.  As used herein, “Confidential Information” shall mean information that (i) is used or potentially useful in Employer’s business, (ii) Employer treats as proprietary, private or confidential, and (iii) is not generally known to the public.  “Confidential Information” includes, without limitation, information relating to Employer’s products or services; marketing, selling or business or development plans; current or prospective customer, client, landlord, owner and tenant lists and data, trade secrets, call lists, manuals, policies, memoranda, notes, records, technical data, sketches, plans, drawings, formulae, research and development data, sources of supply and material, operating and cost data, financial information and personal information.  “Confidential Information” also includes proprietary and/or confidential information of Employer’s customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners who may share such information with Employer pursuant to a confidentiality agreement or otherwise.

9.

Non-Solicitation.  During the period beginning on the Termination Date and ending on the second anniversary of the Termination Date (the “Restricted Period”), Employee shall not (i) in any capacity, solicit for employment, or recommend that another person solicit for employment, any person who is an active employee of Employer at the time of said solicitation; (ii) on behalf of herself, or any other person, firm or corporation, solicit for competitive purposes any of Employer’s customers, clients, landlords, owners, tenants, and business or joint venture partners with whom Ms. Pooley has had contact while working for Kimco; or (iii) in any way, directly or indirectly, for herself, or any other person, firm, corporation or entity, divert, or take away any of Employer’s customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners with whom Ms. Pooley has had contact while working for Kimco.  For purposes of this Paragraph, the term “contact” shall mean engaging in any communication, whether written or oral, with the customer, client, landlord, owner, tenant, supplier and business or joint venture partner or representative thereof that results in a material loss of existing business for Employer.  If Employee breaches this Paragraph, the Restricted Period for non-solicitation shall not expire until Ms. Pooley is out of breach for a period of one (1) year.

10.

Relief For Breach of This Agreement.

a.

Employee agrees that it is fair and reasonable and necessary to protect the business, operations, assets and reputation of Kimco for her to make the covenants and undertakings set forth in Paragraphs 6, 8 and 9.  Kimco agrees that Paragraph 6 is fair and reasonable to protect Employee’s reputation.  Furthermore, Employee and Kimco agrees that if either party breaches or attempts to breach or violate any of the foregoing provisions (Paragraph 6, 8 and 9 as to Employee and Paragraph 6 as to Kimco), the other will be irreparably harmed and monetary damages will not provide an adequate remedy.

b.

In the event of Employee’s material breach of Paragraphs 6, 8 and 9 or Kimco’s material breach of Paragraph 6, it is agreed that Kimco or Employee may apply for and shall be entitled to temporary, preliminary and permanent injunctive relief (without the necessity of posting a bond or other security) in order to prevent breach of this Agreement or to specifically enforce the provisions hereof, and Employee and Kimco hereby consent to the granting of such relief, without having to prove the inadequacy of the available remedies at law or actual damages.  It is understood that any such injunctive remedy shall not be exclusive or waive any rights to seek other remedies at law or in equity.

c.

If an arbitrator (or court of competent jurisdiction) determines that Employee materially breached or caused any material breach of Paragraphs 6, 8 and 9, Employee will: (i) be liable for all damages caused to Employer as a result of the breach; (ii) pay to Kimco 90% of the consideration already paid to Ms. Pooley as referenced in Paragraph 2 above; (iii) no longer be entitled to any withheld / future Installment Payments; and, (iv) reimburse Employer for its reasonable attorneys’ fees and costs incurred enforcing this provision.  Employee agrees that the covenants and undertakings set forth in Paragraphs 8 and 9 are reasonable in light of the facts as they exist on the date hereof.

d.

If an arbitrator (or court of competent jurisdiction) determines that Kimco materially breached or caused any material breach of Paragraph 6, Kimco will: (i) be liable to Ms. Pooley for all damages caused to Ms. Pooley as a result of the breach, and, (ii) reimburse Ms. Pooley for its reasonable attorneys’ fees and costs incurred enforcing this provision.

11.

Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions.  In the event Ms. Pooley or Kimco breaches any provision of this Agreement, Employee and Kimco affirm that this matter shall be subject to arbitration as provided below, except for any issues which are nonarbitrable. If any provision of this Agreement is declared illegal or unenforceable by any arbitrator or court, as applicable, the parties agree the arbitrator (or court, if applicable) shall have the authority to modify, alter or change the provision(s) in question to make the Agreement legal and enforceable. If this Agreement cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  If the general release language in its entirety is found to be illegal or unenforceable, the parties agrees to negotiate in good faith to execute a binding replacement release.

12.

Amendment.  Except as provided in Paragraphs 10 and 11 above, this Agreement may not be modified, altered or changed without the express written consent of both parties wherein specific reference is made to this Agreement.

13.

Revocation.  Employee may revoke this Agreement for a period of seven (7) calendar days following the day she executes this Agreement.  Any revocation within this period must be submitted, in writing, to Leah Landro, Vice President, Human Resources, and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Ms. Landro or her designee, or mailed to Ms. Landro at the address listed above and postmarked within seven (7) calendar days of execution of this Agreement.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

14.

Resolution of Disputes.  Any controversy or claim arising out of this Agreement, or the breach thereof (including, but not limited to the obligations set forth in Paragraphs 6, 8 and 9 above), shall be submitted to final and binding arbitration before Ralph Berger, Esq., subject to conflict of interest rules and in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association.  Said arbitration shall be held in the County of Nassau, within the state of New York.  In such arbitration, each party shall bear its own legal fees and related costs, except that (a) the parties shall share the fee of the arbitrator, and, (b) attorney’s fees, costs and other relief can be awarded to the extent permitted by this Agreement (i.e., as set forth in Paragraph 10 or as otherwise provided by statute).  To the extent that any claim is found not to be subject to arbitration, such claim shall be either decided by the appropriate New York State or federal court and all such claims shall be adjudicated by a judge sitting without a jury.

15.

Nonadmission of Wrongdoing.  The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

16.

Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.  Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to her in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

17.

Section Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

18.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement.  This Agreement shall not be enforceable until executed by Kimco.

19.

Legal Fees.  Each party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this Agreement.

20.

Withholding of Taxes.  Kimco shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

21.

Section 409A.  This Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent.  Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Code Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.  Kimco shall have no liability to Ms. Pooley if this Agreement or any amounts paid or payable hereunder are subject to Code Section 409A or the additional tax thereunder.

22.

Competency to Waive Claims.  At the time of considering or executing this Agreement, Ms. Pooley was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired.  Ms. Pooley is competent to execute this Agreement and knowingly and voluntarily waives any and all claims she may have against Employer.  Ms. Pooley certifies that she is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair her right or ability to waive all claims she may have against Employer.

23.

Availability of Advice.  Ms. Pooley shall be available from time-to-time during the thirty (30) months following the Termination Date to provide advice and counseling to Kimco on all matters in which she was involved within the scope of her employment with Kimco and to fully cooperate with Employer in the defense of any case.  Ms. Pooley’s availability shall be by telephone or in person as may be reasonably necessary to Employer in a time and manner that does not unreasonably interfere with Ms. Pooley’s other obligations.  If Ms. Pooley shall be required to incur any reasonable expenses with respect to such availability, she shall be reimbursed by Kimco.

EMPLOYEE HAS BEEN ADVISED THAT SHE HAS THIRTY-DAYS (30) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND IS ADVISED IN THIS WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL THIRTY (30) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES  AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

KIMCO REALTY CORPORATION

/s/ Barbara Pooley		By:	/s/ Leah Landro
Barbara Pooley			Leah Landro
Vice President, Human Resources

Date:	1/18/2012	Date:	1/18/2012

EXHIBIT A

Stock Options

Ticker	KIM		Name	BARBARA POOLEY	Participant ID	####

Modeling

Price	$17.22	Model

Grant Information
Plan	Grant ID	Grant Date	Grant Price	Option Type	Options Granted	Options Outstanding	Options Exercisable	Grant Status	Expiration Date	Gross Value (@ $17.22)
1	8959	03/01/2007	$49.77	ISO	7,500	7,500	6,000	N/A	03/01/2017	$0
1	0000000000322	08/08/2007	$41.06	NQ	4,415	4,415	3,532	N/A	08/08/2017	$0
1	9457	08/08/2007	$41.06	ISO	3,085	3,085	2,468	N/A	08/08/2017	$0
1	0000000000323	08/06/2008	$37.39	NQ	20,500	20,500	15,375	N/A	08/06/2018	$0
1	0000000000504	08/06/2009	$11.54	NQ	8,175	8,175	5,450	N/A	08/06/2019	$46,434
1	10840	08/06/2009	$11.54	ISO	2,725	2,725	0	N/A	08/06/2019	$15,478
1	0000000001129	03/18/2010	$15.64	ISO	5,150	5,150	0	Accepted	03/18/2020	$8,137
1	0000000001130	03/18/2010	$15.64	NQ	5,150	5,150	2,575	Accepted	03/18/2020	$8,137
2	0000000001462	02/17/2011	$18.85	ISO	10,003	10,003	0	Accepted	02/17/2021	$0
2	0000000001463	02/17/2011	$18.85	NQ	12,197	12,197	0	Accepted	02/17/2021	$0
Totals					78,900	78,900	35,400			$78,186

EXHIBIT A

Restricted Stock

Stock Option	Participant
Restricted Stock
Performance Awards	Ticker	KIM	Name	BARBARA POOLEY	Participant ID	####

Modeling

Price	$17.22	Model

Grant Information
Plan	Grant ID	Plan Type	Settlement Type	Grant Date	Grant Status	Shares Granted	Shares Vested	Shares Unvested	Shares Cancelled
1	R167	RSA	Stock	08/06/2008	N/A	750	564	186	0
1	R168	RSA	Stock	08/06/2009	N/A	10,900	5,450	5,450	0
0000000001345
2	RSA	Stock	06/01/2010	Accepted	10,000	0	10,000	0
Totals	21,650	6,014	15,636	0

EXHIBIT A

Performance Awards

Participant

Ticker	KIM	Name	BARBARA POOLEY			Participant ID		####

Grant Information
Plan	Grant ID	Plan Type	Grant Date	Grant Status	Target Shares Granted	Maximum Shares Attainable	Shares Attained	Shares Vested	Shares Unvested	Shares Cancelled
2	999999999995	PSA	03/18/2010	Accepted	10,300	15,450	12,360	0	12,360	0
2	0000000002211	PSA	02/17/2011	Accepted	22,200	33,300	TBD	0	22,200	0
Totals					32,500	48,750	12,360	0	34,560	0

EXHIBIT B

KIMCO REALTY CORPORATION

EXECUTIVE SEVERANCE PLAN

PRELIMINARY STATEMENTS

Kimco Realty Corporation, a Maryland corporation (the “Company”), has adopted this Kimco Realty Corporation Executive Severance Plan (the “Plan”) to provide key employees of the Company and its affiliates and subsidiaries with severance protection under covered circumstances.

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

Section 1.01

Definitions.   Capitalized terms used in this Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

“Annual Base Salary” shall mean the base salary paid to a Participant on an annual basis exclusive of any bonus payments, commission payments or additional payments under any benefit plan of the Company.

“Benefit Continuation” shall have the meaning set forth in Section 3.01(b).

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (a) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by a Participant of a felony or of a criminal act involving, in the good faith judgment of the Company, fraud, dishonesty, or moral turpitude; (b) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (c) fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable circumstances; (d) misconduct or negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate; (e) a breach of fiduciary duty to the Company; or (f) violation of any of the Company policies prohibiting harassment or discrimination in the workplace.  Determination of Cause shall be made by the Compensation Committee (or its delegate pursuant to Section 4.06) in its sole discretion.

“Change in Control” shall mean (a) a transaction or series of transactions resulting in more than 50% of the voting stock of the Company being held by a Person or Group (as defined in Rule 13d-5 under the Exchange Act) that does not include the Company; (b) the date on which a majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; (c) the consummation by the Company of a sale or other disposition of all or substantially all of the assets of the Company, in any single transaction or series of related transactions, to a Person (as defined in Rule 13d-5 under the Exchange Act) who is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; (d) a merger, consolidation, reorganization or business combination of the Company into another entity which is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; or (e) the approval by the Company’s stockholders of a liquidation or dissolution of the Company; provided, that the transaction or event described in (a), (b), (c), (d) or (e) constitutes a “change in control event” as defined in Section 1.409A-3(i)(5) of the Department of Treasury Regulations.

“Change in Control Period” shall have the meaning set forth in Section 3.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Company” shall mean Kimco Realty Corporation and its affiliates, subsidiaries, successors and assigns.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Disability” shall mean, when used with reference to any Participant, that such Participant is incapable of performing his or her usual and customary duties for the Company, with or without reasonable accommodation, due to a physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve months.  A Participant’s receipt of disability benefits for a period of not less than three months under the Company’s long-term disability benefits plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Disability for purposes of this Plan.

“Effective Date” shall mean the date that the Board adopts this Plan.

“Equity Award Acceleration” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excise Tax” shall have the meaning set forth in Section 3.04.

“First Payment Date” shall have the meaning set forth in Section 3.01(a).

“Good Reason” shall mean a Participant having “Good Reason” to terminate his or her employment with the Company following a Change in Control upon the occurrence (without the Participant’s prior written consent) of (a) a diminution in the Participant’s Annual Base Salary, (b) a material diminution in the Participant’s authority, duties or responsibilities, (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, (d) a material change in the geographic location at which the Participant must perform the services, or (e) any other action or inaction that constitutes a material breach by the Company of any written agreement under which the Participant provides services; provided,

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however, that, notwithstanding the foregoing, the Participant may not resign his or her employment for Good Reason unless (i) the Participant has provided the Company with at least thirty (30) days prior written notice of his or her intent to resign for Good Reason (which notice must be provided within ninety (90) days following the occurrence of the event(s) purported to constitute Good Reason); and (ii) the Company has not remedied the alleged violation(s) within the thirty-day period following its receipt of such notice.

“Installment Payments” shall have the meaning set forth in Section 3.01(a).

“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Participants” shall mean those employees of the Company or any of its subsidiaries who are from time to time designated as Participants in accordance with Section 2.01(b).

“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

“Plan” shall mean this Kimco Realty Corporation Executive Severance Plan, as amended, supplemented or modified from time to time in accordance with its terms.

“Prior Year Annual Bonus” shall mean the actual annual bonus paid to a Participant for the year prior to the year in which the Termination Date occurs.

“Safe Harbor Amount” shall mean 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

“Severance Payment” shall have the meaning set forth in Section 3.01(a).

“Severance Period” shall have the meaning set forth in Section 3.01(a).

 “Termination Date” shall mean, with respect to any Participant, the actual date of the Participant’s Termination of Employment.

“Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any subsidiary of the Company is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; provided, that such “Termination of Employment” constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

“Termination Notice” shall mean written notice from the Company to any Participant stating that the Participant’s employment is terminated for Cause or Disability in accordance with Section 2.02.

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Section 1.02

Interpretation.   In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II.

ELIGIBILITY AND BENEFITS

Section 2.01

Eligible Employees.

(a)

This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder.

(b)

The initial Participants are set forth on Exhibit A.  The Compensation Committee shall be authorized from time to time after the Effective Date to designate as Participants one or more employees of the Company (including new hires).

Section 2.02

Termination Notices from Company.   For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Cause, the Company must give a Termination Notice to such Participant, which notice shall be dated as of the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Disability, the Company must give a Termination Notice to such Participant, which notice shall be dated as of the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of this Plan.

ARTICLE III.

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01

Termination of Employment.   Except as set forth in Section 3.02, in the event that a Participant incurs a Termination of Employment by the Company and its subsidiaries without Cause, then, subject to Section 3.03, such Participant shall be entitled to receive the following severance benefits:

(a)

A severance payment in an amount equal to two times the sum of (i) the Participant’s current Annual Base Salary on the Termination Date and (ii) the Participant’s Prior Year Annual Bonus (the “Severance Payment”) during the period beginning on the Termination Date and ending on the second anniversary of the Termination Date (the “Severance Period”).  The Severance Payment shall be paid in equal installments during the Severance Period, in

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accordance with the Company’s customary payroll practices; provided, however, that the first payment shall be made on the first payroll payment date occurring on or after the 60th day following the Termination Date (the “First Payment Date”) and any installment that would otherwise have been paid prior to the First Payment Date shall instead be paid on the First Payment Date; provided, further, that no payment shall be made pursuant to this section on and following the date the Participant first violates any of the restrictive covenants set forth in Exhibit B.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive the Severance Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(b)

If the Participant elects to continue coverage under the Company’s group health plan in accordance with the COBRA continuation coverage requirements, then the Company shall pay the full cost of the Participant’s COBRA premiums (the “Benefit Continuation”) for the period beginning on the Termination Date and ending on the eighteen-month anniversary of the Termination Date (such Benefit Continuation period running concurrently with the COBRA continuation period); provided, however, that no benefits will be provided pursuant to this section on and following the date the Participant first violates any of the restrictive covenants set forth in Exhibit B.

(c)

Notwithstanding anything to the contrary in any equity plan of the Company or any equity award agreement between the Participant and the Company, the Participant’s unvested stock options and restricted stock awards (but not unvested performance shares, performance awards or other awards other than stock options and restricted stock awards) shall become vested as of the Termination Date and shall remain exercisable following the Termination Date in accordance with the terms of the Participant’s equity award agreements (the “Equity Award Acceleration”).

For the avoidance of doubt, except as provided in Section 3.02, in no event shall the Participant be entitled to any Severance Payment, Benefit Continuation or Equity Award Acceleration under this Section 3.01 in the event that the Participant resigns for any reason or otherwise terminates employment due to death, Disability or for Cause.

Section 3.02

Termination of Employment Following a Change in Control.   In the event that, during the period beginning on the date of a Change in Control and ending on the second anniversary of such Change in Control (the “Change in Control Period”), a Participant incurs a Termination of Employment (a) by the Company and its subsidiaries without Cause or (b) by the Participant for Good Reason, then, subject to Section 3.03, the Participant will be entitled to receive the Severance Payment, Benefit Continuation and Equity Award Acceleration set forth in Section 3.01.  The Severance Payment shall be paid in a single lump sum cash payment on the First Payment Date and the Benefit Continuation and Equity Award Acceleration shall be provided as set forth, respectively, in Sections 3.01(b) and 3.01(c); provided, however, that no payment shall be made or benefit provided pursuant to this section on and following the date the Participant first violates any of the restrictive covenants set forth in Exhibit B.

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Section 3.03

Conditions to Receipt of Severance Benefits.   A Participant’s receipt of any payment or benefits under this Article III shall be conditioned on and subject to such Participant’s (a) execution of a Restrictive Covenants Agreement in substantially the form attached hereto as Exhibit B and (b) execution and non-revocation of a Waiver and Release of Claims Agreement in substantially the form attached hereto as Exhibit C, within the applicable time periods for execution following the Termination Date, as set forth in such agreements.

Section 3.04

Limitations on Payments.

(a)

In the event that it shall be determined that any payment or distribution to or for the benefit of any Participant under this Plan or under any other Company plan, contract or agreement would, but for the effect of this Section, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”), then, in the event that the after-tax value of all Payments to a Participant (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Participant of the Safe Harbor Amount, (a) the cash portions of the Payments payable to the Participant under this Plan shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Plan, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Participant under any other plans shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Plan and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount.  All calculations under this section shall be determined by the Company and the Company’s outside auditors.

(b)

Notwithstanding anything to the contrary in this Plan, no payments shall be paid to a Participant prior to or during the six-month period following such Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then, on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period.  To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations issued thereunder.

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Section 3.05

Limitations of Benefits.

(a)

Notwithstanding anything to the contrary in this Plan, the Company’s obligation to provide Benefit Continuation for any Participant shall cease if and when such Participant becomes employed by a third party that provides such Participant with health and welfare benefits.

(b)

Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance benefits under any other employment agreement, severance agreement or similar agreement between the Participant and the Company, (i) the Severance Payment payable under this Plan shall be reduced (but not below $0.00) by the aggregate amount of all similar severance payments and benefits due to such Participant under such other agreement, and (ii) the Benefit Continuation under this Plan shall be provided only during the period beginning on the last day that the Participant is entitled to similar benefits under such other agreement and ending on the eighteen-month anniversary of the Termination Date.

Section 3.06

Plan Unfunded; Participant's Rights Unsecured.   The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.  The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of the Company.

ARTICLE IV.

MISCELLANEOUS PROVISIONS

Section 4.01

Cumulative Benefits.   Except as provided in Section 3.05 or as otherwise agreed to between the Company and the Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any of its subsidiaries.

Section 4.02

No Mitigation.   No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise.  The amount of any cash payment provided for in this Plan shall not be reduced by any cash compensation earned by a Participant as the result of employment by another employer or by retirement benefits.

Section 4.03

Amendment or Termination.   The Board may amend or terminate the Plan at any time; provided, however, that no such termination or amendment may materially and adversely affect any rights of any Participant who has incurred a Termination of Employment prior to the date of such termination or amendment; provided, further, that the Plan cannot be terminated or materially amended during the Change in Control Period.  Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.

Section 4.04

Enforceability.   The failure of a Participant or the Company or any of its subsidiaries to insist upon strict adherence to any term of the Plan on any occasion shall not be

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considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

Section 4.05

Dispute Resolution.  Any dispute or controversy arising under, out of, in connection with or in relation to this Plan shall, at the election and upon written demand of the Company or any Participant, be finally determined and settled by arbitration in Garden City, New York in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.  In such arbitration, each party shall bear its own legal fees and related costs, except that the parties shall share the fee of the arbitrator, where the Participant pays an amount equal to the cost of the filing fee or purchasing an index number in federal or state court, whichever is less.  To the extent that any claim is found not to be subject to arbitration, such claim shall be either decided by the U.S. District Court for the Eastern District of New York, or the Supreme Court in and for Nassau County, New York and all such claims shall be adjudicated by a judge sitting without a jury.  The prevailing party in any such proceeding shall be entitled to collect from the other party all legal fees and expenses as permitted by law.  Notwithstanding the foregoing, the dispute resolution procedures set forth in this Sections 4.05 shall not apply to any matter which, by the express provisions of this Plan, is to be finally determined by the Compensation Committee.

Section 4.06

Administration.

(a)

The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant.  No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan.

(b)

The members of the Compensation Committee shall receive no additional compensation for their services relating to this Plan.  Any expenses properly incurred by the Compensation Committee incident to this Plan shall be paid by the Company.

(c)

The Company shall indemnify and hold harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member's own gross negligence or willful cause.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

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Section 4.07

Consolidations, Mergers, Etc.   In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 4.07 shall prevent an acquirer of or successor to the Company from assuming the obligations, or any portion thereof, of the Company herender pursuant to the terms of the Plan (provided, that such acquirer or successor provides adequate assurances of its ability to meet this obligation).  In the event that an acquirer of or successor to the Company agrees to perform the Company's obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.

Section 4.08

Successors and Assigns.   This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by each such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns.  If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate.  No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 4.09

Notices.   All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the Chief Financial Officer of the Company (or such other officer as may be designated by the Company), and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof.  Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

Section 4.10

Tax Withholdings.   The Company shall have the right to deduct from any payment or benefit hereunder all federal, state and local taxes which are required to be withheld therefrom.

Section 4.11

No Employment Rights Conferred.  This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or any of its subsidiaries.  Nothing contained in this Plan shall (a) confer upon any Participant any right with respect to continuation of employment with the Company or any of its subsidiaries or (b) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company or any of its subsidiaries to terminate such Participant's employment at any time.

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Section 4.12

Severability.   If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

Section 4.13

Governing Law.   This Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to its conflict of laws rules, and applicable federal law.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Plan, Kimco Realty Corporation has caused this Plan to be duly executed in its name and behalf by its proper officer thereunto duly authorized as of the Effective Date.

Kimco Realty Corporation

By: /s/ Milton Cooper

Printed Name: Milton Cooper

Title: Executive Chairman

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